Exhibit 1

Date: 16 August 2004
Release Number: 2004 – 26

Intelsat to Be Acquired by Consortium of Private Investors
Transaction Valued at Approximately $5 Billion

Pembroke, Bermuda, 16 August 2004 — Intelsat, Ltd., a global satellite communications leader providing services in over 200 countries and territories, today announced the signing of a definitive agreement that provides for the amalgamation under Bermuda law of Intelsat and a subsidiary of Zeus Holdings Limited (“Zeus”), a company formed by a consortium of funds advised by Apax Partners, Apollo Management, Madison Dearborn Partners and Permira. At closing, Zeus will be acquiring Intelsat, and Intelsat’s current shareholders generally will be entitled to receive $18.75 for each Intelsat share issued and outstanding immediately prior to closing, subject to adjustment in a specified circumstance. The total value of the transaction, including approximately $2 billion of existing net debt, is approximately $5 billion. The transaction was approved unanimously by the Intelsat, Ltd. Board of Directors.

“This transaction comes at a time when Intelsat is successfully executing on its strategies for market leadership in the fixed satellite services sector. We believe that the acquisition of Intelsat by this consortium of well-respected private equity investors represents the best opportunity for Intelsat to achieve its strategic goals,” said Intelsat, Ltd. Chief Executive Officer Conny Kullman. “Once completed, this transaction will both satisfy our shareholders’ interest in a strong valuation and allow shareholders to monetize their investments. At the same time, the deal will align Intelsat’s future with a force that can make our vision for continued leadership a reality.”

“Our consortium is very pleased to begin a partnership with Intelsat, a global leader in the fixed satellite services sector. Intelsat’s healthy, young and flexible satellite fleet, seasoned management team, strong brand and solid backlog of long-term contracts create a very attractive investment opportunity,” said the representatives of the consortium. “As Intelsat enters its next stage of strategic development, its operational strength, stable, diversified revenue base and global market presence offer the company a variety of exciting organic and strategic growth opportunities, and the consortium will provide the financial and strategic support Intelsat needs to capitalize on these opportunities.”

At closing, all of the existing service commitments between Intelsat and its customers, including those dating from the privatization in 2001, will remain in force. “Intelsat and members of the consortium understand that strong and stable media, communications, corporate and government customers are the lifeblood of Intelsat’s business. Although the satellite industry continues to evolve, our commitment to our customers, including continuing to deliver the ‘gold standard’ in satellite services, remains unchanged,” said Intelsat CEO Kullman.

Required approval of shareholders holding 60% of Intelsat’s outstanding shares will be sought in a general meeting of shareholders expected to be held later this year. The closing of the transaction is subject to the satisfaction or waiver of several conditions, including the receipt of shareholder and regulatory approvals. Intelsat currently expects that required approvals could be obtained and closing could occur as early as the end of 2004.

Zeus has obtained commitments for financing the acquisition, subject to the satisfaction of customary conditions. Intelsat understands that Zeus intends to finance the transaction in part with debt that, after giving effect to the transaction and consistent with the terms of Intelsat’s existing indebtedness, will be at the Intelsat (Bermuda), Ltd. level. The security expected to be granted in connection with this new debt will be in compliance with the terms of Intelsat’s existing indebtedness and is not expected to result in the grant of security to the company’s existing senior notes.

Merrill Lynch and Morgan Stanley are acting as financial advisors to Intelsat, Ltd. in connection with the transaction. Credit Suisse First Boston, Goldman, Sachs & Co. and Lehman Brothers Inc. are acting as financial advisors to the consortium in connection with the transaction. The new debt financing will be led by Deutsche Bank Securities Inc., Credit Suisse First Boston and Lehman Brothers Inc.

About Intelsat

Building on 40 Years of Leadership. As a global communications leader with 40 years of experience, Intelsat helps service providers, broadcasters, corporations and governments deliver information and entertainment anywhere in the world, instantly, securely and reliably. Intelsat’s global reach and expanding solutions portfolio enable customers to enhance their communications networks, venture into new markets, and grow their businesses with confidence. For more information, visit www.intelsat.com.

About Apax Partners

Apax Partners is one of the world’s leading private equity investment groups, operating across Europe, Israel, the United States and Japan. With over 30 years of direct investing experience, Apax Partners’ Funds provide long-term equity financing to entrepreneurs to build and strengthen world-class companies. It pursues a balanced equity portfolio strategy, investing in companies at all stages of development from early stage to buy-out. Apax Partners’ Funds invest in companies across its six chosen global sectors of information technology, telecommunications, healthcare, media, financial services, retail and consumer. Some of Apax Partners’ Funds information technology and telecommunications investments include Audible, Dialog Semiconductor, Frontier Silicon, Jamdat, Kabel Deutschland, Sonim Technologies and Yell. For additional information, visit the web site at www.apax.com.

About Apollo

Apollo, founded in 1990, is among the most active and successful private investment firms in the U.S. in terms of both number of investment transactions completed and aggregate dollars invested. Since its inception, Apollo has managed the investment of an aggregate of approximately $13 billion in equity capital in a wide variety of industries, both domestically and internationally.

About Madison Dearborn Partners

Madison Dearborn Partners (MDP), based in Chicago, is one of the largest and most experienced private equity firms in the United States. MDP has approximately $8 billion of equity capital under management and makes new investments through its most recent fund, Madison Dearborn Capital Partners IV, L.P., a $4.0 billion fund raised in 2001. MDP focuses on management buyout and other private equity investments across a broad spectrum of industries, including basic industries, communications, consumer, financial services and healthcare. Over the last decade, MDP has been an active investor in the communications industry, with investments in such companies as Omnipoint Corporation, Nextel Partners, Telemundo Communications Group, Clearnet Communications, and XM Satellite Radio, Inc. For additional information, visit the web site at www.mdcp.com.

About Permira

Permira is a leading global private equity firm, advising funds of $13 billion, including Permira Europe III, a E5.1 billion fund raised in 2003. Permira is an independent business with offices in Frankfurt, London, Madrid, Milan, New York, Paris and Stockholm, focusing on buyout transactions across a number of sectors, including technology & telecom, consumer, business services, chemicals, industrial products and services, and healthcare. Since 1985, funds advised by Permira have invested in over 260 transactions and have an investor base comprising principally public and corporate pension funds and other institutions. For additional information, visit the web site at www.permira.com.

Contact

Intelsat Investor Relations and Financial Media:
Dianne VanBeber
dianne.vanbeber@intelsat.com
+1 202 944 7406

Note: Some of the statements in this news release constitute forward-looking statements that do not directly or exclusively relate to historical facts, including statements relating to Intelsat’s belief that the acquisition of Intelsat by the consortium of private equity investors represents the best opportunity for Intelsat to achieve its strategic goals, Intelsat’s belief that the transaction will align Intelsat’s future with a force that can make Intelsat’s vision for continued leadership in the fixed satellite services sector a reality, Intelsat’s expectation that required approvals could be obtained and closing could occur as early as the end of 2004, and Zeus Holdings Limited’s intended financing for the acquisition. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements as long as they are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements. When used in this news release, the words “plan,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. The forward-looking statements made in this news release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of Intelsat’s control. In connection with the proposed acquisition of Intelsat by the consortium of private equity investors, known risks include, but are not limited to, the inability to obtain shareholder approval of the transaction; the inability to obtain required regulatory approvals or the need to modify aspects of the transaction in order to obtain such approvals; and the inability to complete the transaction. Known risks also include, but are not limited to, insufficient market demand for the services offered by Intelsat; the quality and price of services offered by Intelsat’s competitors; the risk of delay in implementing Intelsat’s business strategy; Intelsat’s access to sufficient capital to meet its operating and financing needs; changes in laws and regulations or the inability to maintain required governmental authorizations; political, economic and legal conditions in the markets Intelsat is targeting for communications services or in which Intelsat operates; general economic conditions; and a change in the health of Intelsat’s satellites or a catastrophic loss occurring during the in-orbit operations of any of Intelsat’s satellites. More detailed information about known risks is included in Intelsat’s annual report on Form 20-F for the year ended December 31, 2003 on file with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements made in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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